FOR IMMEDIATE RELEASE January 11, 2008	For More Information Contact: Cynthia Jamison, (864) 984-8395 cjamison@palmettobank.com

PALMETTO BANCSHARES, INC.

REPORTS RECORD YEAR

UPSTATE, SC – L. Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company of The Palmetto Bank, reported net income for the year ended December 31, 2007, of $16.0 million, up 5.1% over the previous year.  Net income per diluted share reached $2.47, up 4.2% over the previous year’s record earnings of $2.37 per diluted share. Total assets were $1.2 billion at year-end 2007, up 8.2% or $95.0 million over year-end 2006. Shareholders’ equity ended the year at $110.3 million, a 9.8% increase over year-end 2006. The year 2007 marked the twenty-fourth consecutive year in which Palmetto Bancshares, Inc. has increased the payment of dividends to shareholders. Cash dividends totaled $0.77 per share in 2007 compared with $0.73 per share in 2006, an increase of 5.5%. For the year ended December 31, 2007, Palmetto Bancshares, Inc. produced a 15.02% return on shareholders’ equity and a 1.35% return on assets.

Net income for the quarter ended December 31, 2007, was $4.3 million, a 5.8% increase over net income for the same three months of 2006. Net income per diluted share for the fourth quarter was $0.66, a 4.8% increase over $0.63 per share reported for the fourth quarter of 2006.

Total loans at December 31, 2007, increased 10.8% over the prior year to $1.05 billion, while total deposits reached $1.1 billion, a 6.6% increase over year end 2006. The Palmetto Bank reported total assets under management (including mortgage servicing and trust and investment group assets) of $2.1 billion as compared with $1.9 billion reported at the close 2006.

About The Palmetto Bank

Celebrating more than 100 years of service in the Upstate, The Palmetto Bank manages $2.1 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 32 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.